As filed with the Securities and Exchange Commission on February 9, 2001
                                                Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                                   VIACOM INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                             04-2949533
 (State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                                  1515 Broadway
                            New York, New York 10036
                                 (212) 258-6000
  (Address and phone number of principal executive offices, including zip code)
                          -----------------------------

              Viacom Inc. 2000 Long-Term Management Incentive Plan
              Viacom Inc. 1997 Long-Term Management Incentive Plan
              Viacom Inc. 2000 Stock Option Plan for Outside Directors
   BET Holdings II Inc. Restated Stock Option Agreement with Robert L. Johnson
     BET Holdings II Inc. Restated Stock Option Agreement with Debra L. Lee


                           (Full titles of the plans)

                            Michael D. Fricklas, Esq.
                            Executive Vice President,
                          General Counsel and Secretary
                                   Viacom Inc.
                                  1515 Broadway
                            New York, New York 10036
                                 (212) 258-6000
            (Name, address and telephone number of agent for service)

                            -------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
  Title of securities          Amount to be           Proposed maximum          Proposed maximum             Amount of
    to be registered          registered (1)         offering price per     aggregate offering price     registration fee
                                                            share
------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock,           85,609,892                $52.80(2)            $4,520,202,297.60           $1,130,050.57
par value $.01 per                  46,000                $66.58(3)            $    3,062,680.00           $      765.67
share                            2,766,750                $59.01(3)            $  163,265,917.50           $   40,816.48
                                11,133,905                $52.92(3)            $  589,206,252.60           $  147,301.56
                                14,739,000                $55.20(3)            $  813,592,800.00           $  203,398.20
                                   842,377                $34.50(3)            $   29,062,006.50           $    7,265.50
                                   862,077                $15.20(3)            $   13,103,570.40           $    3,275.89
                                   121,105                $ 3.17(3)            $      383,902.85           $       95.98
                                    22,107                $ 3.09(3)            $       68,310.63           $       17.08
                                    49,735                $ 4.10(3)            $      203,913.50           $       50.98
                                 1,065,162                $ 4.28(3)            $    4,558,893.36           $    1,139.72
                                   323,279                $ 5.48(3)            $    1,771,568.92           $      442.89
                               -----------                                      -----------------           -------------
                               117,581,389                                     $6,138,482,113.86           $1,534,620.52
------------------------------------------------------------------------------------------------------------------------------

(1) Represents an aggregate of 100,000,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock") of Viacom Inc. (the "Registrant") available for issuance under the Viacom Inc. 2000 Long-Term Management Incentive Plan, 15,000,000 shares of Class B Common Stock available for issuance under the Viacom Inc. 1997 Long-Term Management Incentive Plan, 1,000,000 shares of Class B Common Stock available for issuance under the Viacom Inc. 2000 Stock Option Plan for Outside Directors, 1,085,885 shares of Class B Common Stock available for issuance under the BET Holdings II Inc. Restated Stock Option Agreement with Robert L. Johnson, and 495,503 shares of Class B Common Stock available for issuance under the BET Holdings II Inc. Restated Stock Option Agreement with Debra L. Lee. In addition, this Registration Statement shall also cover any additional shares of Class B Common Stock which become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Class B Common Stock.

(2) Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for a total of 85,609,892 shares of Class B Common Stock are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices of the of the Class B Common Stock on the New York Stock Exchange consolidated reporting system on February 6, 2001.

(3) Pursuant to Rules 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for a total of 31,971,497 shares of Class B Common Stock subject to currently outstanding options are based on the per share weighted average exercise price of the stock options.


                                   Page 1 of 9

                         Exhibit Index Appears on Page 9

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*





























------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

                  The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant and CBS Corporation are incorporated herein by reference and made part of this Registration Statement:

                  (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A dated April 28, 2000;

                  (b) The Registrant's Quarterly Reports on Form 10-Q for the
            periods ending March 31, 2000, June 30, 2000 and September 30, 2000;

                  (c) The Registrant's Current Reports on Form 8-K or Form 8-K/A
            filed May 4, 2000, July 17, 2000, August 3, 2000, August 15, 2000,
            October 31, 2000, November 3, 2000, December 4, 2000, January 5, 2001 and January 8, 2001;

                  (d) The description of the Registrant's Class B Common Stock contained in the Registrant's Proxy Statement filed on November 24, 1999; and

                  (e) The CBS Corporation Annual Report on Form 10-K for the
            fiscal year ended December 31, 1999, as amended by Form 10-K/A filed April 28, 2000.

                  In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities.

                  Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

                  None.

Item 6.  Indemnification of Directors and Officers.

                  Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Restated Certificate of Incorporation (the "Viacom Charter") contains provisions that eliminate directors' personal liability, in certain circumstances.

                  Section 1 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceedings if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  Section 2 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

                  Section 4 of Article VI of the Viacom Charter provides that any indemnification made pursuant to the above provisions (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct as set forth above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceedings, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Registrant entitled to vote thereon.

                  The Viacom Charter provides that to the extent that a present or former director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Viacom Charter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer, employee or agent of the Registrant providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

                  The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article VI of the Viacom Charter.

                  Pursuant to Section 7 of Article VI of the Viacom Charter, the Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

Item 7.  Exemption from Registration Claimed.

                  Not Applicable.

Item 8.  Exhibits.

                  See Exhibit Index.


Item 9.  Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of February, 2001.

                                              VIACOM INC.

                                              By: /s/Michael D. Fricklas
                                                  ------------------------
                                                  Michael D. Fricklas
                                                  Executive Vice President,
                                                  General Counsel and Secretary


                  Pursuant to the requirements of the Securities Act of 1933, this Registration statement on Form S-8 has been signed by the following persons in the capacities indicated on the 9th day of February, 2001.

         SIGNATURE                                   TITLE
         ---------                                   -----

*
--------------------------------              Director
George S. Abrams


*                                             Director
--------------------------------
David R. Andelman


*                                             Director
--------------------------------
George H. Conrades


*                                             Director
--------------------------------
Philippe P. Dauman


/s/ Susan C. Gordon                           Vice President, Controller and
--------------------------------              Chief Accounting Officer
Susan C. Gordon                               (Principal Accounting Officer)


*                                             Director
--------------------------------
William H. Gray III


/s/ Mel Karmazin
--------------------------------              Director, President and Chief
Mel Karmazin                                  Operating Officer


*                                             Director
--------------------------------
Jan Leschly

*                                             Director
--------------------------------
David T. McLaughlin


*                                             Director
--------------------------------
Leslie Moonves


*                                             Director
--------------------------------
Ken Miller


*                                             Director
--------------------------------
Brent D. Redstone


*                                             Director
--------------------------------
Shari Redstone


/s/ Sumner M. Redstone                        Director, Chairman of the Board
--------------------------------              and Chief Executive Officer
Sumner M. Redstone                            (Principal Executive Officer)



/s/ Fredric G. Reynolds                       Executive Vice President and
--------------------------------              Chief Financial Officer (Principal
Fredric G. Reynolds                           Financial Officer)


*                                             Director
--------------------------------
Frederic V. Salerno


*                                             Director
--------------------------------
William Schwartz


*                                             Director
--------------------------------
Ivan Seidenberg


*                                             Director
--------------------------------
Patty Stonesifer


*                                             Director
--------------------------------
Robert D. Walter


/s/ Michael D. Fricklas
--------------------------------
*  By Michael D. Fricklas as Power of Attorney

                                  Exhibit Index

Exhibit No.  Description of Document

4.1 Restated Certificate of Incorporation of Viacom Inc. (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1999 (File No. 1-578600)).

4.2 By-laws of Viacom Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form S-4 filed by the Registrant (File No. 33-13812)).

4.3 Viacom Inc. 2000 Long-Term Management Incentive Plan, (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement dated June 5, 2000).

4.4 Viacom Inc. 1997 Long-Term Management Incentive Plan (as amended and restated through July 29, 1999 as further amended and restated through September 6, 1999 and as further amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to the Registrant's Definitive Proxy Statement dated June 5, 2000).

4.5 Viacom Inc. 2000 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement dated June 5, 2000).

4.6*         BET Holdings II Inc. Restated Stock Option Agreement with Robert L.
             Johnson.

4.7*         BET Holdings II Inc. Restated Stock Option Agreement with Debra L.
             Lee.

5.1* Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant, as to the legality of the securities being registered.

23.1*        Consent of PricewaterhouseCoopers LLP.

23.2*        Consent of KPMG LLP.

23.3 Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24*          Powers of Attorney.


------------------
*    Filed herewith.